Exhibit 8.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

January 23, 2023

American Strategic Investment Co.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Re: Opinion of Proskauer Rose LLP as to Tax Matters

All:

We have acted as counsel to American Strategic Investment Co. (f/k/a New York City REIT, Inc.), a Maryland corporation (the “Company”), with respect to certain tax matters in connection with the prospectus supplement (the “Prospectus Supplement”), dated as of the date hereof, to the prospectus (as supplemented through the date hereof and including any exhibits thereto and all other documents incorporated therein by reference, the “Prospectus”), dated September 14, 2020 and filed as part of the registration statement (the “Registration Statement”) on Form S-3, Registration No. 333-248121, filed with the Securities and Exchange Commission (the “Commission”) on August 19, 2020. The Prospectus Supplement relates to the distribution by the Company to its stockholders of record rights to subscribe for and purchase, at the election of the holders, its Class A common stock, $0.01 par value per share, on the date hereof. We have been asked to provide an opinion regarding the accuracy and fairness of the discussion in the section of the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations”.

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinion. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if so asserted by the IRS.

In rendering our opinion, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the Registration Statement (including the exhibits thereto), the Prospectus (including the exhibits thereto) and the Prospectus Supplement (including the exhibits thereto). The opinion set forth in this letter also is based on certain written factual representations and covenants made by an officer of the Company, on behalf of the Company, in a letter to us of even date herewith (the “Officer’s Certificate”) (collectively, the Officer’s Certificate and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

In our review, we have assumed, with the consent of the Company, that all of the factual representations, covenants, and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have, consequently, assumed and relied on the Company’s representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificate and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. Although we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or Transaction Documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Paris | São Paulo | Washington, DC

B. Riley Securities, Inc.

January 23, 2023

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Based upon, and subject to the foregoing and the discussion below, we are of the opinion that the discussion in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is correct in all material respects.

We express no opinion on any issue other than as expressly stated above.

 This opinion letter is rendered to you solely for your benefit for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the distribution of the rights and the issuance and sale of the shares of Class A common stock thereunder (the “Current Report”), which is incorporated by reference in the Registration Statement. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement and to the use of this opinion for filing as Exhibit 8.1 to the Current Report. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Proskauer Rose LLP